                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Dura Automotive Systems, Inc.:

    We have audited the accompanying consolidated balance sheets of Dura Automotive Systems, Inc. (a Delaware corporation) and Subsidiaries as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' investment and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dura Automotive Systems, Inc. and Subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Minneapolis, Minnesota,
January 29, 1999

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1997        1998
                                                                                            ----------  ----------
                                          ASSETS
Current Assets:
  Cash and cash equivalents...............................................................  $    4,148  $   20,544
  Accounts receivable, net of reserve for doubtful accounts of $1,953 and $4,150..........      79,032     158,465
  Inventories.............................................................................      30,301      50,498
  Other current assets....................................................................      24,800      45,924
                                                                                            ----------  ----------
    Total current assets..................................................................     138,281     275,431
                                                                                            ----------  ----------
Property, Plant and Equipment:
  Land and buildings......................................................................      44,553      71,489
  Machinery and equipment.................................................................      73,892     144,931
  Construction in progress................................................................       6,616      10,899
  Less-accumulated depreciation...........................................................     (23,523)    (38,587)
                                                                                            ----------  ----------
    Net property, plant and equipment.....................................................     101,538     188,732
                                                                                            ----------  ----------
Goodwill, net of accumulated amortization of $5,653 and $13,926...........................     160,063     435,960
Other Assets, net of accumulated amortization of $918 and $2,419..........................      19,382      29,260
                                                                                            ----------  ----------
                                                                                            $  419,264  $  929,383
                                                                                            ----------  ----------
                                                                                            ----------  ----------
                         LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current Liabilities:
  Accounts payable........................................................................  $   49,153  $   99,512
  Accrued liabilities.....................................................................      36,583      96,664
  Current maturities of long-term debt....................................................       2,241      15,489
                                                                                            ----------  ----------
    Total current liabilities.............................................................      87,977     211,665
                                                                                            ----------  ----------
Long-Term Debt, net of current maturities.................................................     178,081     316,417
Other Noncurrent Liabilities..............................................................      51,498     108,014
                                                                                            ----------  ----------
    Total liabilities.....................................................................     317,556     636,096
                                                                                            ----------  ----------
Commitments and Contingencies (Notes 3, 9 and 10)
Mandatorily Redeemable Convertible Trust Preferred Securities.............................          --      55,250
Stockholders' Investment:
  Preferred stock, par value $1; 5,000,000 shares authorized; none issued or
    outstanding...........................................................................          --          --
  Common stock, Class A; par value $.01; 30,000,000 shares authorized; 4,161,657 and
    9,029,085 shares issued and outstanding...............................................          42          90
  Common stock, Class B; par value $.01; 10,000,000 shares authorized; 4,654,380 and
    3,325,303 shares issued and outstanding...............................................          46          33
  Additional paid-in capital..............................................................      63,402     171,377
  Retained earnings.......................................................................      41,028      67,052
  Accumulated other comprehensive loss--cumulative translation adjustment.................      (2,810)       (515)
                                                                                            ----------  ----------
    Total stockholders' investment........................................................     101,708     238,037
                                                                                            ----------  ----------
                                                                                            $  419,264  $  929,383
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    The accompanying notes are an integral part of these consolidated balance sheets.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                    YEARS ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1996        1997        1998
                                                                               ----------  ----------  ----------
Revenues.....................................................................  $  245,329  $  449,111  $  739,467
Cost of sales................................................................     207,810     375,086     608,518
                                                                               ----------  ----------  ----------
  Gross profit...............................................................      37,519      74,025     130,949
Selling, general and administrative expenses.................................      17,157      32,815      49,825
Amortization expense.........................................................       1,036       3,600       9,868
                                                                               ----------  ----------  ----------
  Operating income...........................................................      19,326      37,610      71,256
Interest expense, net........................................................       2,589       9,298      20,267
                                                                               ----------  ----------  ----------
  Income before provision for income taxes, equity in losses of affiliate and
    minority interest........................................................      16,737      28,312      50,989
Provision for income taxes...................................................       6,609      11,670      20,933
Equity in losses of affiliate................................................          --          --       1,481
Minority interest--dividend on trust preferred securities, net...............          --          --       1,908
                                                                               ----------  ----------  ----------
  Income before extraordinary item...........................................      10,128      16,642      26,667
Extraordinary item--loss on early extinguishment of debt, net................          --          --         643
                                                                               ----------  ----------  ----------
    Net income...............................................................  $   10,128  $   16,642  $   26,024
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Basic earnings per share:
  Income before extraordinary item...........................................  $     1.57  $     1.89  $     2.49
  Extraordinary item.........................................................          --          --       (0.06)
                                                                               ----------  ----------  ----------
    Net income...............................................................  $     1.57  $     1.89  $     2.43
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Diluted earnings per share:
  Income before extraordinary item...........................................  $     1.57  $     1.88  $     2.42
  Extraordinary item.........................................................          --          --       (0.05)
                                                                               ----------  ----------  ----------
    Net income...............................................................  $     1.57  $     1.88  $     2.37
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' INVESTMENT
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                          COMMON STOCK
                                                         -----------------------------------------------
                                                                CLASS A                  CLASS B          ADDITIONAL
                                                         ----------------------  -----------------------    PAID-IN     RETAINED
                                                          SHARES      AMOUNT       SHARES      AMOUNT       CAPITAL     EARNINGS
                                                         ---------  -----------  ----------  -----------  -----------  -----------
BALANCE, December 31, 1995.............................         --   $      --    5,007,307   $      50    $  13,375    $  14,258
  Initial public offering of common stock, net.........  3,795,000          38           --          --       49,537           --
  Repurchase of common stock, net......................         --          --       (9,053)         --          (19)          --
  Net income...........................................         --          --           --          --           --       10,128
                                                         ---------         ---   ----------         ---   -----------  -----------
BALANCE, December 31, 1996.............................  3,795,000          38    4,998,254          50       62,893       24,386
  Sale of stock under Employee Stock Discount Purchase
    Plan...............................................     16,922          --           --          --          383           --
  Exercise of options..................................      5,861          --           --          --           85           --
  Collection of common stock subscriptions receivable..         --          --           --          --           41           --
  Conversion from Class B to Class A...................    343,874           4     (343,874)         (4)          --           --
  Net income...........................................         --          --           --          --           --       16,642
  Other comprehensive income--foreign currency
    translation adjustment.............................         --          --           --          --           --           --
  Total comprehensive income...........................
                                                         ---------         ---   ----------         ---   -----------  -----------
BALANCE, December 31, 1997.............................  4,161,657          42    4,654,380          46       63,402       41,028
  Sale of stock under Employee Stock Discount Purchase
    Plan...............................................     25,651          --           --          --          512           --
  Exercise of options..................................      5,700          --        7,000          --           97           --
  Collection of common stock subscriptions receivable..         --          --           --          --           45           --
  Public offering of Class A common stock, net.........  3,500,000          35           --          --      107,321           --
  Conversion from Class B to Class A...................  1,336,077          13   (1,336,077)        (13)          --           --
  Net income...........................................         --          --           --          --           --       26,024
  Other comprehensive income--foreign currency
    translation adjustment.............................         --          --           --          --           --           --
  Total comprehensive income...........................
                                                         ---------         ---   ----------         ---   -----------  -----------
BALANCE, December 31, 1998.............................  9,029,085   $      90    3,325,303   $      33    $ 171,377    $  67,052
                                                         ---------         ---   ----------         ---   -----------  -----------
                                                         ---------         ---   ----------         ---   -----------  -----------


                                                           ACCUMULATED
                                                              OTHER          TOTAL
                                                          COMPREHENSIVE   STOCKHOLDERS'
                                                              LOSS         INVESTMENT
                                                         ---------------  ------------
BALANCE, December 31, 1995.............................     $      --      $   27,683
  Initial public offering of common stock, net.........            --          49,575
  Repurchase of common stock, net......................            --             (19)
  Net income...........................................            --          10,128
                                                               ------     ------------
BALANCE, December 31, 1996.............................            --          87,367
  Sale of stock under Employee Stock Discount Purchase
    Plan...............................................            --             383
  Exercise of options..................................            --              85
  Collection of common stock subscriptions receivable..            --              41
  Conversion from Class B to Class A...................            --              --
  Net income...........................................            --
  Other comprehensive income--foreign currency
    translation adjustment.............................        (2,810)
  Total comprehensive income...........................                        13,832
                                                               ------     ------------
BALANCE, December 31, 1997.............................        (2,810)        101,708
  Sale of stock under Employee Stock Discount Purchase
    Plan...............................................            --             512
  Exercise of options..................................            --              97
  Collection of common stock subscriptions receivable..            --              45
  Public offering of Class A common stock, net.........            --         107,356
  Conversion from Class B to Class A...................            --              --
  Net income...........................................            --
  Other comprehensive income--foreign currency
    translation adjustment.............................         2,295
  Total comprehensive income...........................                        28,319
                                                               ------     ------------
BALANCE, December 31, 1998.............................     $    (515)     $  238,037
                                                               ------     ------------
                                                               ------     ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                 ---------------------------------
                                                                                   1996        1997        1998
                                                                                 ---------  ----------  ----------
OPERATING ACTIVITIES:
  Net income...................................................................  $  10,128  $   16,642  $   26,024
  Adjustments required to reconcile net income to net cash provided by operating activities--
    Depreciation and amortization..............................................      6,079      12,303      27,571
    Deferred income tax provision..............................................      3,331       1,521       7,833
    Extraordinary loss on extinguishment of debt...............................         --          --         643
    Other......................................................................         --          --        (315)
    Equity in losses of affiliates.............................................         --          --       1,481
    Change in other operating items:
      Accounts receivable......................................................     (2,248)    (12,841)    (13,536)
      Inventories..............................................................        458       2,512        (905)
      Other current assets.....................................................      3,038      (7,803)     (7,631)
      Accounts payable and accrued liabilities.................................       (994)      3,479       8,203
      Other assets and liabilities.............................................         --      (7,297)    (41,681)
                                                                                 ---------  ----------  ----------
        Net cash provided by operating activities..............................     19,792       8,516       7,687
                                                                                 ---------  ----------  ----------
INVESTING ACTIVITIES:
  Capital expenditures, net....................................................     (6,260)    (16,242)    (31,822)
  Acquisitions, net............................................................    (83,850)    (70,481)   (135,712)
  Investments in joint ventures and other......................................     (4,983)     (6,663)         --
                                                                                 ---------  ----------  ----------
        Net cash used in investing activities..................................    (95,093)    (93,386)   (167,534)
                                                                                 ---------  ----------  ----------
FINANCING ACTIVITIES:
  Borrowings under revolving credit facilities.................................    145,500     267,987     417,267
  Repayments of revolving credit facilities....................................    (68,500)   (174,869)   (385,052)
  Long-term borrowings.........................................................         --          --     100,265
  Repayments of long-term borrowings...........................................    (51,320)     (6,008)   (116,351)
  Proceeds from stock offering, net............................................     49,575          --     107,848
  Proceeds from issuance of preferred securities...............................         --          --      52,525
  Sale (repurchase) of common stock, net.......................................        (19)        510         118
                                                                                 ---------  ----------  ----------
        Net cash provided by financing activities..............................     75,236      87,620     176,620
                                                                                 ---------  ----------  ----------
EFFECT OF EXCHANGE RATES ON CASH...............................................         --        (269)       (377)
                                                                                 ---------  ----------  ----------
NET CHANGE IN CASH AND CASH EQUIVALENTS........................................        (65)      2,481      16,396
CASH AND CASH EQUIVALENTS, beginning of period.................................      1,732       1,667       4,148
                                                                                 ---------  ----------  ----------
CASH AND CASH EQUIVALENTS, end of period.......................................  $   1,667  $    4,148  $   20,544
                                                                                 ---------  ----------  ----------
                                                                                 ---------  ----------  ----------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for--
    Interest...................................................................  $   3,195  $    8,715  $   24,941
                                                                                 ---------  ----------  ----------
                                                                                 ---------  ----------  ----------
    Income taxes...............................................................  $   2,087  $    5,589  $   11,446
                                                                                 ---------  ----------  ----------
                                                                                 ---------  ----------  ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

    Dura Automotive Systems, Inc. (the "Company") and subsidiaries designs and manufactures engineered mechanisms for the global automotive industry. The Company has manufacturing facilities located in Indiana, Michigan, Missouri, Tennessee, Australia, Brazil, Canada, France, Germany, Mexico, Spain, and the United Kingdom.

2. SIGNIFICANT ACCOUNTING POLICIES:

    PRINCIPLES OF CONSOLIDATION:

    The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

    FISCAL YEAR:

    The Company reports its operating results based on a 52-/53-week fiscal year. For presentation purposes, the Company uses December 31 as its fiscal year-end.

    CASH EQUIVALENTS:

    Cash equivalents consist of money market instruments with original maturities of three months or less and are stated at cost which approximates fair value.

    INVENTORIES:

    Inventories are valued at the lower of first-in, first-out ("FIFO") cost or market.

    Inventories consisted of the following (in thousands):

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1997       1998
                                                                          ---------  ---------
Raw materials...........................................................  $  15,562  $  23,067
Work-in-process.........................................................      9,126     11,155
Finished goods..........................................................      5,613     16,276
                                                                          ---------  ---------
                                                                          $  30,301  $  50,498
                                                                          ---------  ---------
                                                                          ---------  ---------

    OTHER CURRENT ASSETS:

    Other current assets consisted of the following (in thousands):

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1997       1998
                                                                          ---------  ---------
Excess of cost over billings on uncompleted tooling projects............  $  12,603  $  20,640
Deferred income taxes...................................................      9,350     14,023
Prepaid expenses........................................................      2,847     11,261
                                                                          ---------  ---------
                                                                          $  24,800  $  45,924
                                                                          ---------  ---------
                                                                          ---------  ---------

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    Excess of cost over billings on uncompleted tooling projects represents costs incurred by the Company in the production of customer-owned tooling to be used by the Company in the manufacture of its products. The Company receives a specific purchase order for this tooling and is reimbursed by the customer within one operating cycle. Costs are deferred until reimbursed by the customer. Forecasted losses on incomplete projects are recognized currently.

    PROPERTY, PLANT AND EQUIPMENT:

    Property, plant and equipment are stated at cost. For financial reporting purposes, depreciation is provided on the straight-line method over the following estimated useful lives:

Buildings....................................................  20 to 30 years
Machinery and equipment......................................   3 to 20 years

    Accelerated depreciation methods are used for tax reporting purposes.

    Maintenance and repairs are charged to expense as incurred. Major betterments and improvements which extend the useful life of the item are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to income.

    GOODWILL AND OTHER ASSETS:

    Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and is being amortized on a straight-line basis over 40 years. Other assets principally consist of debt financing costs which are being amortized over the term of the applicable agreement, and the Company's net investment in its joint ventures.

    The Company periodically evaluates whether events and circumstances have occurred which may affect the estimated useful life or the recoverability of the remaining balance of its goodwill and other long-lived assets. If such events or circumstances were to indicate that the carrying amount of these assets would not be recoverable, the Company would estimate the future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) were less than the carrying amount of goodwill and other long-lived assets, the Company would recognize an impairment loss.

    Certain tooling and design costs related to previously proven product designs are reimbursed by the Company's customers as the related product is sold through an incremental increase in each product's unit selling price. Such costs are capitalized and amortized using the unit of production method over the estimated life of the related tool. Amounts capitalized and included in other assets were $4.2 million at December 31, 1997 and $5.1 million at December 31, 1998. If the Company forecasts that the amount of capitalized tooling and design costs exceeds the amount to be realized through the sale of product, a loss is recognized currently. Research and development and start-up costs, which are not material, are expensed as incurred.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    ACCRUED LIABILITIES:

    Accrued liabilities consisted of the following (in thousands):

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1997       1998
                                                                          ---------  ---------
Plant closure and consolidation costs...................................  $   4,210  $  34,801
Compensation and benefits...............................................     11,284     21,557
Medical insurance.......................................................      8,036     11,057
Legal and environmental.................................................      2,265      4,752
Interest................................................................        957      3,785
Loss contracts..........................................................      1,951      2,721
Other...................................................................      7,880     17,991
                                                                          ---------  ---------
                                                                          $  36,583  $  96,664
                                                                          ---------  ---------
                                                                          ---------  ---------

    OTHER NONCURRENT LIABILITIES:

    Other noncurrent liabilities consisted of the following (in thousands):

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1997        1998
                                                                         ---------  ----------
Plant closure and consolidation costs..................................  $  23,724  $   46,154
Loss contracts.........................................................     11,371      16,557
Post-retirement medical benefits.......................................      7,188      16,533
Legal and environmental................................................      7,496      14,673
Deferred income taxes..................................................         --       8,652
Other..................................................................      1,719       5,445
                                                                         ---------  ----------
                                                                         $  51,498  $  108,014
                                                                         ---------  ----------
                                                                         ---------  ----------

    REVENUE RECOGNITION AND SALES COMMITMENTS:

    The Company recognizes revenue as its products are shipped to its customers. The Company enters into agreements with its customers at the beginning of a given vehicle's life to produce products. Once such agreements are entered into by the Company, fulfillment of the customers' purchasing requirements is the obligation of the Company for the entire production life of the vehicle, with terms of up to 7 years, and the Company has no provisions to terminate such contracts. In certain instances, the Company may be committed under existing agreements to supply product to its customers at selling prices which are not sufficient to cover the direct cost to produce such product. In such situations, the Company records a liability for the estimated future amount of such losses. Such losses are recognized at the time that the loss is probable and reasonably estimable and is recorded at the minimum amount necessary to fulfill the Company's obligations to its customers.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    INCOME TAXES:

    The Company accounts for income taxes following the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using currently enacted tax rates.

    COMPREHENSIVE INCOME:

    Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." This statement established standards for reporting and display of comprehensive income and its components. Comprehensive income reflects the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. For the Company, comprehensive income represents net income adjusted for foreign currency translation adjustments. In accordance with SFAS No. 130, the Company has chosen to disclose comprehensive income in the consolidated statements of stockholders' investment. Prior years have been restated to conform to SFAS No. 130 requirements.

    FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and revolving credit facilities approximates fair value because of the short maturity of these instruments. The carrying amount of the Company's long-term debt approximates fair value because of the variability of the interest cost associated with these instruments. The Notes were recorded at fair value in connection with the acquisition of Trident Automotive plc in April 1998 (see Note 5) and the Company believes there has been no material change in the estimated fair value since such date. The fair value of the Company's Preferred Securities (see Note 4), based on Nasdaq market quote activity as of yearend, approximated carrying value.

    SEGMENT REPORTING:

    In 1998, the Company adopted SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." SFAS No. 131 supersedes SFAS No. 14 replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information (see Note 8).

    COMMON STOCK:

    The holder of each share of Class A common stock outstanding is entitled to one vote per share and the holder of each share of Class B common stock outstanding is entitled to ten votes per share.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

2. SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    STOCK OPTIONS:

    The Company accounts for stock options under the provisions of Accounting Principles Board Opinion ("APB") No. 25, under which no compensation expense is recognized when the stock options are granted. The pro forma effects had the Company followed the provisions of SFAS No. 123 are included in Note 3.

    USE OF ESTIMATES:

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The ultimate results could differ from those estimates.

    FOREIGN CURRENCY TRANSLATION:

    Assets and liabilities of the Company's foreign operations are translated using the year-end rates of exchange. Results of operations are translated using the average rates prevailing throughout the period. Translation gains or losses are accumulated as a separate component of stockholders' investment.

    RECLASSIFICATIONS:

    Certain amounts previously reported in the 1996 and 1997 consolidated financial statements have been reclassified to conform to the 1998 presentation. The reclassifications had no effect on previously reported net income or stockholders' investment.

    RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

    In June 1998 the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. Special accounting for qualifying hedges allow a derivative's gains or losses to offset related results on the hedged item in the statement of operations and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company has not yet quantified the impacts of adopting SFAS No. 133 and has not yet determined the timing of adoption.

    In April 1998, the Financial Accounting Standards Board issued Statement of Position ("SOP") No. 98-5, "Reporting on the Costs of Start-Up Activities," effective for fiscal years beginning after December 15, 1998. SOP 98-5 requires the expensing of start-up activities as incurred, versus capitalizing and expensing them over a period of time. The Company is currently in the process of assessing the impact of adopting SOP 98-5 and will adopt this new pronouncement during 1999.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

3. STOCKHOLDERS' INVESTMENT:

    PUBLIC OFFERING OF COMMON STOCK:

    On August 14, 1996, the Company completed an initial public offering of 3,795,000 shares of its Class A common stock at $14.50 per share (the "1996 Offering"). The Company received net proceeds of approximately $49.6 million from the 1996 Offering. Net proceeds from the 1996 Offering were used to repay certain outstanding indebtedness. Immediately prior to the completion of the 1996 Offering, the Company's board of directors and stockholders approved an Amended and Restated Certificate of Incorporation and a recapitalization pursuant to which the outstanding shares of the Company's Class A, B and C common stock were exchanged for 4,998,254 shares in the aggregate of the Company's new Class B common stock (out of a total of 10,000,000 shares of Class B common stock authorized for issuance under the Amended and Restated Certificate of Incorporation). Immediately after the consummation of the recapitalization and the 1996 Offering, the Company had 8,793,254 shares of common stock outstanding. In addition, the Company has options outstanding to purchase 25,045 shares of Class B common stock at an exercise price of $1.45 per share. The accompanying consolidated financial statements have been retroactively restated to give effect to the recapitalization as if it had occurred at the beginning of the earliest period presented.

    On June 17, 1998, the Company completed a secondary offering of 3,100,000 shares of its Class A common stock at an offering price of $32.75 per share ("Offering"). Net proceeds to the Company, after underwriting discounts and offering expenses, were approximately $95.0 million. Proceeds from the Offering were used to retire outstanding indebtedness. Certain stockholders of the Company converted 1,308,000 shares of Class B common stock of the Company into Class A common stock and sold such Class A common stock concurrent with the Offering. In addition, an employee of the Company exercised an option to acquire 5,000 shares of Class A common stock at an exercise price of $14.50 per share, and sold such Class A shares concurrent with the Offering. On July 1, 1998, the underwriters, pursuant to their over-allotment option, purchased an additional 400,000 Class A shares resulting in additional net proceeds of approximately $12.4 million to the Company.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

3. STOCKHOLDERS' INVESTMENT: (CONTINUED)
    EARNINGS PER SHARE:

    Basic earnings per share were computed by dividing net income by the weighted average number of Class A and Class B common shares outstanding during the year. Diluted earnings per share include (i) the effects of outstanding stock options using the treasury stock method and (ii) the conversion of the Preferred Securities from their date of issuance on March 20, 1998 as follows (in thousands, except per share data):

                                                                            YEARS ENDED DECEMBER 31,
                                                                         -------------------------------
                                                                           1996       1997       1998
                                                                         ---------  ---------  ---------
Net income.............................................................  $  10,128  $  16,642  $  26,024
Dividends on mandatorily redeemable convertible preferred securities,
  net of tax...........................................................         --         --      1,908
                                                                         ---------  ---------  ---------
Net income applicable to common stockholders...........................  $  10,128  $  16,642  $  27,932
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------
Weighted average number of Class A common shares outstanding...........      1,434      3,907      6,763
Weighted average number of Class B common shares outstanding...........      5,000      4,901      3,945
                                                                         ---------  ---------  ---------
                                                                             6,434      8,808     10,708
Dilutive effect of outstanding stock options after application of the
  treasury stock method................................................         28         61         81
Dilutive effect of mandatorily redeemable convertible preferred
  securities, assuming conversion......................................         --         --      1,006
                                                                         ---------  ---------  ---------
Diluted shares outstanding.............................................      6,462      8,869     11,795
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------
Basic earnings per share...............................................  $    1.57  $    1.89  $    2.43
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------
Diluted earnings per share.............................................  $    1.57  $    1.88  $    2.37
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

    STOCK OPTION PLAN:

    During 1998, the board of directors approved the 1998 Stock Incentive Plan (the "1998 Plan") subject to stockholder approval. Prior to consummation of the 1996 Offering, the board of directors and stockholders of the Company approved the 1996 Key Employee Stock Option Plan (the "Stock Option Plan"). Certain people who are full-time, salaried employees of the Company are eligible to participate in the 1998 Plan and the Stock Option Plan (an "Employee Participant"). A committee of the board of directors selects the Employee Participants and determines the terms and conditions of the options. The 1998 Plan provides for the issuance of options at exercise prices equal to the stock market price on the date of grant to Employee Participants covering up to 1,000,000 shares of Class A common stock of the Company plus any shares carried over from the Stock Option Plan plus an annual increase, as defined in

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

3. STOCKHOLDERS' INVESTMENT: (CONTINUED) the 1998 Plan, subject to certain adjustments reflecting changes in the Company's capitalization. Information regarding the option plans is as follows:

                                                                                               WEIGHTED
                                                                    SHARES                      AVERAGE
                                                                    UNDER        EXERCISE      EXERCISE
                                                                    OPTION        PRICE          PRICE
                                                                  ----------  --------------  -----------
Outstanding, December 31, 1995..................................          --  $           --   $      --
  Granted.......................................................     108,134           14.50       14.50
  Granted.......................................................      76,100           20.75       20.75
  Granted.......................................................       3,500           23.50       23.50
                                                                  ----------  --------------  -----------
Outstanding, December 31, 1996..................................     187,734     14.50-23.50       17.20
  Granted.......................................................      20,000           28.00       28.00
  Granted.......................................................      80,000           24.50       24.50
  Granted.......................................................      44,300           25.75       25.75
  Exercised.....................................................      (5,861)    14.50-20.75       14.61
  Forfeited.....................................................      (9,500)          20.75       20.75
                                                                  ----------  --------------  -----------
Outstanding, December 31, 1997..................................     316,673     14.50-28.00       20.86
  Granted.......................................................     151,100           38.63       38.63
  Granted.......................................................     589,600           29.00       29.00
  Exercised.....................................................      (5,700)    14.50-20.75       15.27
  Forfeited.....................................................     (46,875)    20.75-38.63       37.40
                                                                  ----------  --------------  -----------
Outstanding, December 31, 1998..................................   1,004,798  $  14.50-38.63   $   27.57
                                                                  ----------  --------------  -----------
                                                                  ----------  --------------  -----------

    Of the outstanding options at December 31, 1998, options covering 179,623 shares are currently exercisable with a weighted average exercise price of $18.39 per share.

    The weighted average fair value of options granted was $8.92 during 1996, $14.05 during 1997, and $16.61 during 1998.

    As of December 31, 1998, the outstanding stock options granted in 1997 have a remaining contractual life of 9 years and the outstanding stock options granted in 1998 have a remaining contractual life of 10 years.

    INDEPENDENT DIRECTOR STOCK OPTION PLAN:

    Prior to consummation of the 1996 Offering, the board of directors and stockholders of the Company approved the Dura Automotive Systems, Inc. Independent Director Stock Option Plan (the "Director Option Plan") that provides for the issuance of options to Independent Directors, as defined, to acquire up to 100,000 shares of the Company's Class A common stock, subject to certain adjustments reflecting changes in the Company's capitalization. The option exercise price must be at least 100 percent of the fair value of the Class A common stock at the time the option is issued. Such option grants vest six months from the date of grant. As of December 31, 1998, the Company had granted options under the Director Option Plan to acquire 21,000 shares of the Company's Class A common stock at an exercise price of $24.50 to $25.50 per share. As of December 31, 1998, 12,000 of these options were exercisable.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

3. STOCKHOLDERS' INVESTMENT: (CONTINUED)
    EMPLOYEE STOCK DISCOUNT PURCHASE PLAN:

    Prior to consummation of the 1996 Offering, the board of directors and stockholders of the Company approved the Dura Automotive Systems, Inc. Employee Stock Discount Purchase Plan (the "Employee Stock Purchase Plan") which provides for the sale of up to 500,000 shares of the Company's Class A common stock at discounted purchase prices, subject to certain limitations. The cost per share under this plan is 85% of the market value of the Company's Class A common stock at the date of purchase, as defined. Pursuant to this plan, 16,922 and 25,651 shares of Class A common stock were issued to employees during the years ended December 31, 1997 and 1998, respectively. No shares were issued to employees pursuant to this plan during 1996. The weighted average fair value of shares sold in 1997 and 1998 was $22.63 and $25.94, respectively.

    STOCK-BASED COMPENSATION PLANS:

    As discussed above, the Company has two stock option plans, the Stock Option Plan and the Director Option Plan, and the Employee Stock Purchase Plan. The Company has elected to continue to account for these plans under APB No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined under SFAS No. 123, the Company's pro forma net income and pro forma earnings per share would have been as follows (in thousands):

                                                                           YEARS ENDED DECEMBER 31,
                                                                        -------------------------------
                                                                          1996       1997       1998
                                                                        ---------  ---------  ---------
Net income........................  As Reported--Basic                  $  10,128  $  16,642  $  26,024
                                    Pro Forma                              10,093     16,504     25,530

                                    As Reported--Diluted                $  10,128  $  16,642  $  27,932
                                    Pro Forma                              10,093     16,504     27,438

Basic earnings per share..........  As Reported                         $    1.57  $    1.89  $    2.43
                                    Pro Forma                                1.57       1.87       2.38

Diluted earnings per share........  As Reported                         $    1.57  $    1.88  $    2.37
                                    Pro Forma                                1.56       1.86       2.33

    The effect of the stock offered under the Employee Stock Purchase Plan was not material for 1997 and 1998.

    The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions: risk free interest rates of 6.1% to 6.6% in 1996, 5.7% to 6.5% in 1997 and 4.6% to 5.7% in 1998; expected life of seven years for 1996, 1997 and 1998; an average expected volatility of 50% in 1996, 39% in 1997 and 46% in 1998.

    DIVIDENDS:

    The Company has not declared or paid any cash dividends in the past. As discussed in Note 6, the Company's debt agreement restricts the amount of dividends the Company can declare or pay. As of December 31, 1998, under the most restrictive debt covenants, the Company could not have paid any cash dividends.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

4. MANDATORILY REDEEMABLE CONVERTIBLE TRUST PREFERRED SECURITIES:

    On March 20, 1998, Dura Automotive Systems Capital Trust (the "Issuer"), a wholly owned statutory business trust of the Company, completed the offering of $55.3 million of its 7 1/2% Convertible Trust Preferred Securities ("Preferred Securities"), resulting in net proceeds to the Company of approximately $52.6 million. The Preferred Securities are redeemable, in whole or part, on or after March 31, 2001 and all Preferred Securities must be redeemed no later than March 31, 2028. The Preferred Securities are convertible, at the option of the holder, into Class A common stock of the Company at a rate of 0.5831 shares of Class A common stock for each Preferred Security, which is equivalent to a conversion price of $42 7/8 per share. The net proceeds of the offering were used to repay outstanding indebtedness. Dividends on the Preferred Securities, net of the related income tax benefit, are reflected as minority interest in the accompanying consolidated statements of operations.

    No separate financial statements of the Issuer have been included herein. The Company does not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of the Issuer are owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Issuer has no independent operations and exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Issuer and investing the proceeds thereof in 7 1/2% Convertible Subordinated Debentures due March 31, 2028 issued by the Company, and (iii) the obligations of the Issuer under the Preferred Securities are fully and unconditionally guaranteed by the Company.

5. ACQUISITIONS:

    In August 1996, the Company formed a joint venture with Excel Industries Inc. ("Excel") to participate equally in the acquisition of a 26% interest in Pollone S.A. ("Pollone"), a manufacturer of automotive components and mechanical assemblies headquartered in Brazil for $5 million in total, and has made additional loans to Pollone of $10 million in total pursuant to notes which bear interest at approximately 7% and mature from January 1999 through December 2001. Certain of these notes are convertible into equity of Pollone, at the joint venture's option. In January 1998, the joint venture exercised its option to convert an additional $5 million of notes to common equity of Pollone, increasing the joint venture's ownership to 51%, and as of such date, began consolidating the results of Pollone into the results of the joint venture. The Company accounts for its investment in the joint venture under the equity method of accounting and recorded a charge for its share of the loss of the joint venture's operations in 1998 of approximately $1.5 million. The joint venture has an option to purchase an additional 19% of common equity of Pollone for approximately $1.5 million. In addition, the joint venture partners have guaranteed $6 million of outstanding debt of Pollone. The Company's total investment in the joint venture of approximately $8.5 million as of December 31, 1998 is included in other assets in the accompanying consolidated balance sheet.

    In January 1997, the Company acquired all of the outstanding common stock of the VOFA Group ("VOFA") for approximately $38.0 million in cash and assumed indebtedness. The cash portion of the purchase price was financed with borrowings under the Company's bank credit agreement. In December 1998, the Company made a final payment of approximately $6.0 million to the former owners of VOFA for the achievement of certain operating targets by VOFA following the acquisition. VOFA manufactures shifter cables, brake cables and other light duty cables for the European automotive and industrial markets from facilities in Dusseldorf, Gehren and Daun, Germany and Barcelona, Spain.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

5. ACQUISITIONS: (CONTINUED)
    In August 1997, the Company acquired GT Automotive Systems, Inc. ("GT Automotive"), headquartered in Livonia, Michigan. GT Automotive has manufacturing facilities in Livonia and Warren, Michigan and Windsor and Brantford, Ontario, Canada, with annual revenues of approximately $70.0 million. Initial consideration for the acquisition of GT Automotive was $45.0 million in cash and assumed indebtedness. In 1999, the Company will make a final payment of approximately $11.0 million for the achievement of certain operating targets by GT Automotive following the acquisition. The acquisition was financed with proceeds from borrowings under the Company's bank credit agreement, as amended.

    In December 1997, the Company purchased approximately 19% of the outstanding common stock of Thixotech Inc. ("Thixotech") for approximately $0.5 million. The Company also loaned Thixotech an additional $2.8 million pursuant to notes which are convertible into additional common stock of Thixotech at the Company's option. Thixotech is currently pursuing the development of an alternative manufacturing technology for component parts.

    In December 1997, the Company acquired REOM Industries (Aust) Pty Ltd. ("REOM"), an Australian designer and manufacturer of jacks and parking brakes, for approximately $3.7 million. The acquisition added market penetration in parking brakes, added a new product (jacks) and established a presence in the Pacific Rim.

    In March 1998, the Company acquired Universal Tool & Stamping Co., Inc. ("Universal"), a manufacturer of jacks for the North American automotive industry, for approximately $19.5 million. The acquisition provided the Company with a market presence for jacks in North America and added Honda as a significant new customer.

    In April 1998, the Company acquired all of the outstanding equity interests of Trident Automotive plc ("Trident"). Trident had revenues of approximately $300.0 million in 1997, of which 69 percent was derived from sales of cable assemblies, principally to the automotive OEM market, and the balance from door handle assemblies, lighting and other products. Approximately 68 percent of Trident's revenues were generated in North America, 27 percent in Europe and the remainder in Latin America. Trident has manufacturing and technical facilities in Michigan, Tennessee, Canada, the United Kingdom, Germany, France and Brazil. Pursuant to the terms of the agreement, the Company acquired all of the outstanding equity interests of Trident for total consideration of $93.2 million in cash. In addition, the Company assumed $75.0 million of Trident's outstanding 10% Senior Subordinated Notes (the "Notes") due 2005. The Company also repaid Trident's outstanding senior indebtedness of approximately $53.0 million. The acquisition of Trident was financed with borrowings under a new credit facility which is further described in Note 6.

    In August 1998, the Company acquired the hinge business ("Hinge") of Tower Automotive, Inc. for approximately $37.3 million. Hinge had annual revenues of approximately $50.0 million and manufactures automotive hood and deck lid hinges.

    The acquisitions of the VOFA, GT Automotive, REOM, Universal, Trident, and Hinge have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their fair values as of the dates of the acquisitions. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed has been recorded as goodwill. The assets acquired and liabilities assumed of Universal, Trident and Hinge have been recorded based upon preliminary estimates of fair value as of the dates of acquisition. The Company does not believe the final allocation of purchase price will be materially different from preliminary allocations. Any

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

5. ACQUISITIONS: (CONTINUED)
changes to the preliminary estimates will be reflected as an adjustment to goodwill. Additional purchase liabilities recorded in conjunction with the 1998 acquisitions included approximately $45.4 million for costs associated with the shutdown and consolidation of certain acquired facilities and $20.6 million for associated severance and other related costs. At December 31, 1998 liabilities for approximately $48.6 million for costs associated with the shutdown and consolidation of certain acquired facilities and $32.4 million in severance costs are recorded on the consolidated balance sheet. Results of operations for these acquisitions have been included in the accompanying consolidated financial statements since the dates of acquisition.

    The accompanying unaudited consolidated pro forma results of operations for the years ended December 31, 1997 and 1998 give effect to (i) the acquisitions of GT Automotive, Universal, Trident and Hinge, (ii) the Offering, and (iii) the offering of the Preferred Securities as if such transactions had occurred at the beginning of the period and exclude the effects of the extraordinary loss (in thousands, except per share amounts):

                                                                          PRO FORMA FOR
                                                                      YEARS ENDED DECEMBER 31,
                                                                      ------------------------
                                                                          1997        1998
                                                                       ----------  ----------
Revenues.............................................................  $  876,840  $  886,849
Operating income.....................................................      63,811      75,830
Net income before extraordinary item.................................      21,806      26,996
Basic earnings per share.............................................  $     1.77  $     2.19
Diluted earnings per share...........................................        1.77        2.15

    The unaudited pro forma consolidated financial information does not purport to represent what the Company's financial position or results of operations would actually have been if these transactions had occurred at such dates or to project the Company's future results of operations.

6. DEBT:

    Debt consisted of the following (in thousands):

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1998
                                                                        ----------  ----------
Bank Credit Agreement:
Term loans............................................................  $       --  $   90,077
Revolving credit facilities...........................................          --     153,433
Trident 10% senior subordinated notes.................................          --      81,150
Revolving credit facility, due August 2002, interest at 3.94% to 8.50%
  at December 31, 1997................................................     165,158          --
Other.................................................................      15,164       7,246
                                                                        ----------  ----------
                                                                           180,322     331,906
Less--Current maturities..............................................      (2,241)    (15,489)
                                                                        ----------  ----------
                                                                        $  178,081  $  316,417
                                                                        ----------  ----------
                                                                        ----------  ----------

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

6. DEBT: (CONTINUED)
    Future maturities of long-term debt as of December 31, 1998 are as follows (in thousands):

1999..............................................................  $  15,489
2000..............................................................     16,324
2001..............................................................     23,647
2002..............................................................     26,289
2003..............................................................    154,729
Thereafter........................................................     95,428
                                                                    ---------
                                                                    $ 331,906
                                                                    ---------
                                                                    ---------

    On April 30, 1998 in connection with the acquisition of Trident, the Company entered into a new $402.5 million credit agreement ("Credit Agreement"). The Credit Agreement provided for revolving credit facilities of $225.0 million, term loans of $100.0 million, an acquisition facility of $30.0 million and a twelve month interim loan of $47.5 million. Proceeds from the Offering were partially used to retire the interim loan and $3.6 million of the term loans. The Credit Agreement has a term of five years and borrowings bear interest at the lenders reference rate or the Eurocurrency rate. The interest rate on borrowings outstanding under the Credit Agreement ranged from 3.9% to 7.9% as of December 31, 1998. The Credit Agreement contains various restrictive covenants which limit indebtedness, investments, rental obligations and cash dividends. The Credit Agreement also requires the Company to maintain certain financial ratios including minimum liquidity and interest coverage. The Company was in compliance with the covenants as of December 31, 1998. Borrowings under the Credit Agreement are collateralized by the assets of the Company. In addition, the Company has outstanding letters of credit in the amount of approximately $1.9 million expiring through July 2000.

    The Credit Agreement provides the Company with the ability to denominate a portion of its revolving credit borrowings in foreign currencies up to an amount equal to $100.0 million. As of December 31, 1998, $121.0 million of borrowings were denominated in U.S. dollars, $7.1 million of borrowings were denominated in Canadian dollars, $2.8 million of borrowings were denominated in Australian dollars, $13.1 million of borrowings were denominated in Deutsche Marks, $4.7 million of borrowings were denominated in French francs, and $4.7 million in British pound sterling.

    The Notes, with a face value of $75 million, were issued by Trident on December 12, 1997 and are due in December 2005. Interest is payable semiannually on June 15 and December 15 of each year. The Notes are guaranteed by certain subsidiaries of Trident. Each Guarantor is a direct or indirect wholly-owned subsidiary of Trident and has fully and unconditionally guaranteed the Notes on a joint and several basis. In connection with the acquisition of Trident, the Notes were recorded at their fair value of $81.2 million. The premium in excess of face value will be amortized over the life of the Notes using the effective interest method. The Notes contain various restrictive covenants which the Company was in compliance with as of December 31, 1998.

    In connection with the termination of the Company's former credit facility, the Company wrote-off deferred financing costs of approximately $643,000, net of income taxes, in 1998. This charge is reflected as an extraordinary item in the accompanying consolidated statement of operations.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

7. INCOME TAXES:

    The provision for income taxes consisted of the following (in thousands):

                                                                   YEARS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1996       1997       1998
                                                                ---------  ---------  ---------
Current.......................................................  $   3,278  $  10,149  $  13,100
Deferred......................................................      3,331      1,521      7,833
                                                                ---------  ---------  ---------
  Total.......................................................  $   6,609  $  11,670  $  20,933
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    A reconciliation of the provision for income taxes at the statutory rates to the reported income tax provision is as follows (in thousands):

                                                                   YEARS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1996       1997       1998
                                                                ---------  ---------  ---------
Federal provision at statutory rates..........................  $   5,858  $   9,909  $  17,846
State taxes, net of federal benefit...........................        652        990        900
Foreign provision in excess of U.S. tax rate..................         --        444      1,830
Amortization of non-deductible goodwill.......................        224        440        943
Foreign sales corporation benefit.............................       (192)      (260)      (570)
Other, net....................................................         67        147        (16)
                                                                ---------  ---------  ---------
  Total.......................................................  $   6,609  $  11,670  $  20,933
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    A summary of deferred tax assets (liabilities) is as follows (in thousands):

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1997       1998
                                                                           ---------  ---------
Depreciation and property basis differences..............................  $  (4,100) $  (6,001)
Net operating loss carryforwards.........................................      1,475      5,620
Accrued compensation costs...............................................      1,230      3,077
Accrued plant closure and consolidation costs............................      5,560      1,818
Tooling and design costs.................................................     (1,480)    (1,802)
Post-retirement benefit obligations......................................      1,280      1,282
Inventory valuation adjustments..........................................      1,330      1,025
Accrued legal and insurance costs........................................      6,150        597
Other reserves and accruals not deductible for tax purposes..............        568      1,671
Valuation allowance......................................................     (1,475)    (1,916)
                                                                           ---------  ---------
                                                                           $  10,538  $   5,371
                                                                           ---------  ---------
                                                                           ---------  ---------

    The valuation allowance was established for net operating losses acquired or incurred in connection principally with foreign subsidiaries where realization is not assured.

8. GEOGRAPHIC AND PRODUCT LINE INFORMATION:

    In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company manufactures engineered mechanisms for the global automotive

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

8. GEOGRAPHIC AND PRODUCT LINE INFORMATION: (CONTINUED) industry and operates in a single reportable business segment, automotive products. The Company internally evaluates its business principally by product category; however, because of the similar economic characteristics of the operations, including the nature of products, production processes and customers, those operations have been aggregated following the provisions of SFAS No. 131 for segment reporting purposes.

    The following is a summary of revenues and long-lived assets by geographic location (in thousands):

                                                          YEARS ENDED DECEMBER 31,
                                              ------------------------------------------------
                                                       1997                     1998
                                              -----------------------  -----------------------
                                                          LONG-LIVED               LONG-LIVED
                                               REVENUES     ASSETS      REVENUES     ASSETS
                                              ----------  -----------  ----------  -----------
North America...............................  $  356,249   $  68,257   $  570,464   $ 126,368
Europe......................................      87,800      32,131      149,914      57,803
Other foreign countries.....................       5,062       1,150       19,089       4,561
                                              ----------  -----------  ----------  -----------
                                              $  449,111   $ 101,538   $  739,467   $ 188,732
                                              ----------  -----------  ----------  -----------
                                              ----------  -----------  ----------  -----------

    Revenues are attributed to geographic locations based on the location of product production.

    The following is a summary of the approximate composition by product category of the Company's revenues:

                                                                    YEARS ENDED DECEMBER 31,
                                                                    ------------------------
                                                                        1997        1998
                                                                     ----------  ----------
Parking brake mechanisms...........................................  $  124,683  $  134,856
Automotive cables..................................................     170,988     282,616
Transmission shifter mechanisms....................................      70,191     124,004
Other products.....................................................      83,249     197,991
                                                                     ----------  ----------
Revenues from external customers...................................  $  449,111  $  739,467
                                                                     ----------  ----------
                                                                     ----------  ----------

    The Company sells its products directly to automobile manufacturers. Customers that accounted for a significant portion of consolidated revenues for each of the three years in the period ended December 31, 1998 were as follows:

                                                                           YEARS ENDED DECEMBER 31,
                                                                     -------------------------------------
                                                                        1996         1997         1998
                                                                        -----        -----        -----
Ford...............................................................          49%          42%          36%
GM.................................................................          36%          25%          23%
DaimlerChrysler....................................................           8%           7%          15%

    As of December 31, 1997 and 1998, receivables from these customers represented 71 percent and 70 percent of total accounts receivable.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

9. EMPLOYEE BENEFIT PLANS:

    PENSION PLANS AND POST-RETIREMENT BENEFITS:

    The Company sponsors six defined benefit pension plans which cover certain hourly and salary employees. The Company's policy is to make annual contributions to the plans to fund the normal cost and the unfunded frozen initial liability over 11.5 years. In addition, the Company has various postretirement medical benefit plans for certain employee groups and has recorded a liability for its estimated obligation under these plans. The change in benefit obligation and plan assets consisted of the following (in thousands):

                                                                              POST-RETIREMENT
                                                                                  BENEFITS
                                                        PENSION BENEFITS    OTHER THAN PENSIONS
                                                          DECEMBER 31,          DECEMBER 31,
                                                      --------------------  --------------------
                                                        1997       1998       1997       1998
                                                      ---------  ---------  ---------  ---------
CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year.............  $   3,393  $   4,157  $   5,761  $   5,755
Service cost........................................        185      1,371         97        243
Interest cost.......................................        252      1,412        429        825
Plan participants' contributions....................         --         --        167        131
Actuarial (gain) loss...............................        531      4,977        (92)     2,471
Acquisition of Trident..............................         --     23,720         --      9,394
Benefits paid.......................................       (204)      (195)      (607)    (1,134)
                                                      ---------  ---------  ---------  ---------
Benefit obligation at end of year...................  $   4,157  $  35,442  $   5,755  $  17,685
                                                      ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------

CHANGE IN PLAN ASSETS:
Fair value at plan assets at beginning
of year.............................................  $   2,732  $   3,206  $      --  $      --
Actual return on plan assets........................        271      1,544         --         --
Acquisition of Trident..............................         --     20,870         --         --
Employer contributions..............................        407      1,064        459        401
Plan participants' contributions....................         --         --        167        131
Benefits paid.......................................       (204)      (195)      (626)      (532)
                                                      ---------  ---------  ---------  ---------
Fair value of plan assets at end of year............  $   3,206  $  26,489  $      --  $      --
                                                      ---------  ---------  ---------  ---------
                                                      ---------  ---------  ---------  ---------

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

9. EMPLOYEE BENEFIT PLANS: (CONTINUED)
    All of the Company's plans have benefit obligations in excess of their respective plan assets. The funded status of the Company's plans is as follows (amounts in thousands):

                                                                               POST-RETIREMENT
                                                                                  BENEFITS
                                                        PENSION BENEFITS     OTHER THAN PENSIONS
                                                          DECEMBER 31,          DECEMBER 31,
                                                      --------------------  ---------------------
                                                        1997       1998       1997        1998
                                                      ---------  ---------  ---------  ----------
Funded status.......................................  $    (951) $  (8,953) $  (5,755) $  (17,685)
Unrecognized actuarial (gain) loss..................        527      5,532     (1,344)      1,233
Unrecognized prior service cost.....................        347        301        (89)        (81)
Adjustment to recognize minimum liability...........       (874)    (1,008)        --          --
                                                      ---------  ---------  ---------  ----------
Accrued benefit cost................................  $    (951) $  (4,128) $  (7,188) $  (16,533)
                                                      ---------  ---------  ---------  ----------
                                                      ---------  ---------  ---------  ----------

    The following weighted-average assumptions were used to account for the plans:

                                                                             POST-RETIREMENT
                                                                                BENEFITS
                                                     PENSION BENEFITS      OTHER THAN PENSIONS
                                                       DECEMBER 31,           DECEMBER 31,
                                                   ---------------------  ---------------------
                                                     1997        1998        1997       1998
                                                   ---------  ----------  ----------  ---------
Discount rate....................................       7.50%  5.75-6.75%  7.00-7.25%      6.75%
Expected return on plan assets...................       8.00%  8.00-9.50%        N/A        N/A
Rate of compensation increase....................        N/A   4.00-6.00%        N/A        N/A

    For measurement purposes, a 7 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1998. The rate was assumed to decrease 2 percent in 1999 to 5 percent and remain level thereafter.

    The components of net periodic benefit costs are as follows (amounts in thousands):

                                                                            POST-RETIREMENT BENEFITS
                                               PENSION BENEFITS                OTHER THAN PENSION
                                        -------------------------------  -------------------------------
                                           YEARS ENDED DECEMBER 31,         YEARS ENDED DECEMBER 31,
                                        -------------------------------  -------------------------------
                                          1996       1997       1998       1996       1997       1998
                                        ---------  ---------  ---------  ---------  ---------  ---------
Service cost..........................  $     236  $     185  $   1,377  $      84  $     101  $     246
Interest cost.........................        243        252      1,424        558        433        830
Expected return on plan assets........       (237)      (232)    (1,600)        --         --         --
Amortization of prior service cost....         26         45         46         --         (8)        (8)
Recognized actuarial (gain) loss......         39         (3)        15        127        (89)       (72)
                                        ---------  ---------  ---------  ---------  ---------  ---------
Net periodic benefit cost.............  $     307  $     247  $   1,262  $     769  $     437  $     996
                                        ---------  ---------  ---------  ---------  ---------  ---------
                                        ---------  ---------  ---------  ---------  ---------  ---------

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

9. EMPLOYEE BENEFIT PLANS: (CONTINUED)
    Assumed health care cost trend rates have a significant effect on the amounts reported for the post-retirement medical benefit plans. A one percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

                                                          1-PERCENTAGE-POINT   1-PERCENTAGE-POINT
                                                               INCREASE             DECREASE
                                                          -------------------  -------------------
Effect on total of service and interest cost
  components............................................       $      66            $     (66)
                                                                   -----                -----
                                                                   -----                -----
Effect on the post-retirement benefit obligation........       $     735            $    (658)
                                                                   -----                -----
                                                                   -----                -----

    RETIREMENT SAVINGS PLANS:

    The Company sponsors employee retirement savings plans which allow qualified employees to provide for their retirement on a tax-deferred basis. In accordance with the terms of the retirement savings plans, the Company is required to match certain of the participants' contributions and/or provide employer contributions based on the Company's performance and other factors. Such employer contributions totaled $1.6 million, $2.2 million and $2.8 million during fiscal 1996, 1997 and 1998.

10. COMMITMENTS AND CONTINGENCIES:

    LEASES:

    The Company leases office and manufacturing space and certain equipment under operating lease agreements which require it to pay maintenance, insurance, taxes and other expenses in addition to annual rentals. Future annual rental commitments at December 31, 1998 under these operating leases are as follows (in thousands):

YEAR                                                                          AMOUNT
---------------------------------------------------------------------------  ---------
1999.......................................................................  $   6,741
2000.......................................................................      5,975
2001.......................................................................      5,194
2002.......................................................................      4,634
2003.......................................................................      3,952
Thereafter.................................................................      2,396

    LITIGATION:

    The Company is from time to time subject to various legal actions and claims incidental to its business, including those arising out of alleged defects, product warranties, employment-related matters and environmental matters. Litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. After discussions with counsel, it is the opinion of management that the Company has provided adequate reserves to cover these matters and the ultimate outcome of such matters will not have a material adverse impact on the consolidated financial position, results of operations or cash flows of the Company.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

11. RELATED PARTY TRANSACTIONS:

    The Company paid fees to Hidden Creek Industries ("HCI"), an affiliate of the Company, of approximately $750,000 in 1996 in connection with the acquisitions and the 1996 Offering, $850,000 in 1997 in connection with the acquisitions of VOFA and GT Automotive and $3.7 million in 1998 in connection with the acquisition of Universal, Hinge and Trident, the Offering and the Preferred Securities Offering. In addition, under the terms of a management agreement, which was terminated in August 1996, the Company paid HCI monthly management fees for certain administrative services. Total management fees of approximately $881,000 for the year ended December 31, 1996 are included in selling, general and administrative expenses in the accompanying consolidated statements of operations. See Note 5 for discussion of acquisitions and divestiture.

12. SUBSEQUENT EVENTS (UNAUDITED):

    On January 19, 1999, the Company announced they had entered into a definitive merger agreement with Excel. Subject to stockholder approval, each share of Excel common stock will be converted into the right to receive either
(i) $25.50 in cash or (ii) 0.8 shares of Dura Class A common stock. This right is subject to proration to ensure that 50 percent of the outstanding shares of Excel is exchanged for cash and 50 percent is exchanged for shares of Dura Class A common stock. The cash component of the offer will be financed under a new bank credit agreement.

    Excel has annual revenues of approximately $1.1 billion of which 75 percent is derived from the automotive/light truck market and the remainder from the recreational vehicle, mass transit and heavy truck markets. Approximately 78 percent of Excel's revenues is generated in North America with the remainder in Europe.

    Excel has headquarters in Indiana and has manufacturing facilities in the United States and Germany. Excel's products for the light vehicle segment include plastic and metal encapsulated window assemblies, door systems, seat systems and injection molded plastic products. In addition, Excel is a supplier to the recreational vehicle, mass transit and heavy truck markets and its products include appliances such as water heaters, furnaces, stoves and ranges, mechanical components and systems, modular doors and a variety of window assemblies. Excel's customers include Ford, DaimlerChrysler and General Motors in the light vehicle segment and Fleetwood, Winnebago, Coachmen and Navistar in the recreational vehicle, mass transit and heavy truck segments.

    On January 26, 1999, the Company announced an offer to acquire all of the outstanding common stock of Adwest Automotive plc ("Adwest"), a leading European designer and manufacturer of driver control mechanisms. The offer of L1.50 per share (approximately $2.48 per share) has been recommended by the board of Adwest and is subject to acceptance by at least 90% of Adwest's shareholders. In the event all shares are ultimately tendered, the total consideration would be approximately $210 million and will be financed under the Company's new bank credit agreement. In addition, approximately $120 million of indebtedness will be assumed as part of the acquisition. Adwest had revenues of $365 million for its most recent fiscal year ended June 30, 1998.

    Adwest's products include driver control mechanisms such as gearshifters, park brakes, pedal boxes and jacks, as well as engine control products, which includes engine thermostats and fuel filler caps. Engine control products represent approximately 20% of Adwest's total revenues. Adwest's customers include Volkswagen, BMW, Ford, General Motors, Peugeot, and Renault. The Company has manufacturing facilities in the United Kingdom, Germany, France, Spain and the United States.

                 DURA AUTOMOTIVE SYSTEMS, INC. AND SUBSIDIARIES

12. SUBSEQUENT EVENTS (UNAUDITED): (CONTINUED)
    The Company expects these acquisitions to close during the first quarter of 1999.

13. QUARTERLY FINANCIAL DATA (UNAUDITED):

    The following is a condensed summary of actual quarterly results of operations for 1997 and 1998 (in thousands, except per share amounts):

                                                                            BASIC       DILUTED
                                       GROSS      OPERATING      NET      EARNINGS     EARNINGS
                          REVENUES     PROFIT      INCOME      INCOME     PER SHARE    PER SHARE
                         ----------  ----------  -----------  ---------  -----------  -----------
1997:
  First................  $  107,367  $   16,582   $   7,803   $   3,544   $    0.40    $    0.40
  Second...............     115,350      19,239      10,769       5,100        0.58         0.58
  Third................     101,862      15,449       6,920       2,657        0.30         0.30
  Fourth...............     124,532      22,755      12,118       5,341        0.61         0.60
                         ----------  ----------  -----------  ---------
                         $  449,111  $   74,025   $  37,610   $  16,642   $    1.89    $    1.88
                         ----------  ----------  -----------  ---------
                         ----------  ----------  -----------  ---------
1998:
  First................  $  125,746  $   21,275   $  10,864   $   4,576   $    0.52    $    0.52
  Second...............     187,433      32,019      17,951       5,902        0.63         0.61
  Third................     185,204      31,859      15,628       5,249        0.43         0.43
  Fourth...............     241,084      45,796      26,813      10,297        0.83         0.80
                         ----------  ----------  -----------  ---------
                         $  739,467  $  130,949   $  71,256   $  26,024   $    2.43    $    2.37
                         ----------  ----------  -----------  ---------
                         ----------  ----------  -----------  ---------

    The sum of per share amounts for the quarters does not equal the total for the year due to the timing of the Offering and its effects on the computation of weighted average number of shares outstanding.

                        Dura Automotive Systems, Inc.
               Schedule II:  Valuation and Qualifying Accounts



ADDITIONAL PURCHASE LIABILITIES RECORDED IN CONJUNCTION WITH ACQUISITIONS:

The transactions in the additional purchase liabilities recorded in conjunction with acquisitions for the years ending December 31, 1996, 1997 and 1998 were as follows (in thousands):

                                                 1996           1997            1998
Balance, beginning of the year                 $ 4,598        $ 2,752         $ 27,934

Provisions                                        -            30,204           66,038

Utilizations                                    (1,846)        (5,022)         (13,017)
                                               -------        -------         --------

Balance, end of the year                       $ 2,752        $27,934         $ 80,955
                                               -------        -------         --------
                                               -------        -------         --------





                                      S-1